EMPLOYMENT AGREEMENT

GLOBAL AXCESS CORP, a Nevada corporation with its principal office in Jacksonville, Florida (the “Corporation”) and Michael Loiacono, an individual residing in Jacksonville, Florida, (the “Employee”) have, as of this 21st day of October, 2010, in consideration of the mutual promises and covenants of the parties, together with other valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Corporation and Employee have agreed as follows:
AGREEMENT

In consideration of the mutual promises and covenants of the parties, together with other valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Corporation and Employee have agreed as follows:

1.    Employment.  Corporation hereby employs Employee as the Chief Financial Officer and Chief Accounting Officer of Corporation, and Employee hereby accepts employment by Corporation upon the terms and conditions of this Agreement.  The parties acknowledge and agree that this Agreement materially enhances the terms and conditions of Employee’s existing employment relationship with Employer, and that no breach or interruption in the employment or service by Employee shall be deemed to have occurred as a result of Corporation and Employee entering into this Agreement.

2.    Duties.  Employee shall serve as the Chief Financial Officer and Chief Accounting Officer of Corporation.  Employee shall perform such duties as may be reasonably required by the Board of Directors, the Chairman of Corporation, or their designee, or the President and Chief Executive Officer from time to time.  Changes in or additions to Employee’s duties or title(s) under this Agreement are not to be accompanied by additional compensation unless expressly agreed to by Corporation.  During the term of this Agreement, Employee agrees to serve Corporation faithfully and to devote substantially all of Employee’s business time, attention and energies to the business of Corporation and to the proper and timely discharge of Employee’s duties.  Employee represents and warrants that Employee is not subject to any agreement or contract with any person or entity that will in any manner prevent Employee from performing any of Employee’s duties under this Agreement.  Employee further represents and warrants that Employee has not used or disclosed and will not use or disclose in the scope of Employee’s employment any confidential, proprietary and/or trade secret materials, documents or information that Employee obtained from a former employer or one to whom Employee may owe any obligation of confidentiality or nondisclosure.

3.    Remuneration and Fringe Benefits.

3.1    As full and complete remuneration for all personal services rendered as an employee pursuant to Paragraph 2 hereof, for so long as Employee is employed hereunder by Corporation, Employee shall receive the following:

3.1.1    Initial compensation as set forth on Schedule 1 attached hereto.  Such compensation may be adjusted from time to time by Corporation following notice to Employee.

3.1.2    Such applicable fringe benefits as may be provided by Corporation from time to time; provided Employee is otherwise eligible and desires to participate; and provided further, that Corporation shall not be obligated hereby to implement any benefits not presently in existence or to continue to maintain any benefits presently in existence or to provide special benefits to Employee.

3.1.3            Vacation each year with pay in accordance with Corporation policy.

3.1.4            Reimbursement for all ordinary, necessary and reasonable business expenses, including without limitation travel expenses, incurred by Employee in accordance with Corporation policy in effect from time to time and in connection with the performance of Employee’s duties pursuant to Paragraph 2 hereof.  Reimbursement of such expenses shall be made after Employee presents appropriate written vouchers, bills, reports or other substantiation for such expenses in form acceptable to the Internal Revenue Service and in compliance with Corporation’s policy.

4.    Term and Termination.

4.1    The initial term of this Agreement and Employee’s employment hereunder shall be for a period of one (1) year, and shall commence effective June 1, 2010 and shall expire at midnight on June 1, 2011.  Absent a termination or notice of termination as provided herein, beginning on the first anniversary of this Agreement and at the end of each succeeding calendar month, the term shall automatically extend for an additional one (1) year on the same terms and conditions contained herein.

4.2    Notwithstanding the provisions of paragraph 4.1, this Agreement and Employee’s employment hereunder may be terminated as follows:

4.2.1    By Corporation at any time, without notice and with immediate effect, for Cause.  “Cause” means:

(i)    Willful failure of Employee to substantially comply with reasonable written directives of Corporation’s Board of Directors or its designee or the President and Chief Executive Officer.

(ii)    Any of the following actions by Employee, if in the judgment of Corporation’s Board of Directors or its designee or the President and Chief Executive Officer such actions are materially injurious to Corporation:

(a)    actions involving moral turpitude; or

(b)    illegal use of controlled substances.

4.2.2    By the Board of Directors of Corporation, upon notice to Employee of termination without Cause.

4.2.3    By Employee for any reason.

4.3    In the event of a termination of Employee’s employment hereunder without Cause by Corporation, provided that Employee complies with the Restrictive Covenants contained herein, Employee shall be entitled to receive salary continuation payments at Employee’s base salary rate, in effect as of the date of Employee’s termination of employment, less applicable tax withholding, payable in equal installments in accordance with Corporation’s usual payroll practices (but no less than monthly), over the following time period: (i) if the termination occurs during the initial term, for the remaining portion of such initial term, or for nine (9) months after the date of termination of Employee’s employment, whichever is longer, or (ii) for any termination occurring after the initial term, for nine (9) months after the date of termination of Employee’s employment.  Corporation will also pay Employee’s health, life, dental, short term disability, and long term disability insurance premiums that Corporation is paying at the time of termination of Employee’s employment during the same time period.  Corporation will also pay Employee for his accrued but unused paid time off and any bonuses earned by the date of Employee’s termination.  Except as provided below, such payments shall commence on the first payroll payment date coincident with or next following Employee’s termination of employment.

Notwithstanding anything in this Agreement to the contrary, the payments described in this Paragraph 4.3 shall not be paid or payable unless on or before the sixtieth (60th) day following Employee’s termination of employment, Employee has provided Corporation with an executed general release of all claims arising out of or related to Employee’s employment with Corporation, and such release is not subject to revocation, in a form and manner satisfactory to Corporation (the “Release Agreement”), which shall be provided by Corporation to Employee within ten (10) days of Employee’s termination of employment.  Any payments that become due and payable under this Paragraph 4.3 during this sixty (60) day period shall be paid in a single lump sum on the sixtieth (60th) day and all subsequent payments shall be paid in installments as described above.

4.4    The provisions of Subparagraph 4.3 and Paragraph 5 of this Agreement shall survive termination or expiration of this Agreement or employment hereunder for any reason.  Except as provided in Paragraph 4.3, termination of employment shall constitute termination of Corporation’s obligations under Paragraph 3 hereof, effective immediately upon termination of employment.

5.    Restrictive Covenants.  For purposes of this Agreement, “Restrictive Covenants” mean the provisions of this Paragraph 5.  It is stipulated and agreed that Corporation is engaged in the business of providing unattended self-service kiosk services   (such business, together with any other lines of business in which Corporation becomes engaged during the term of this Agreement, being referred to herein as the “Business”).  It is further stipulated and agreed that as a result of Employee’s employment by Corporation, Employee will have access to valuable, highly confidential, privileged, and proprietary information relating to Corporation’s Business, including, without limitation, existing and future equipment information, customer lists, identities of distributors and distributorships, sales methods and techniques, costs and costing methods, pricing techniques and strategies, sales agreements with customers, profits and product line profitability information, unpublished present and future marketing strategies and promotional programs, and other information regarded by Corporation as proprietary and confidential (the “Confidential Information”).  It is further acknowledged that unauthorized use or disclosure by Employee of Confidential Information would seriously damage Corporation in its Business.

In consideration of the provisions of this Paragraph 5, the term of employment granted to Employee in Paragraph 4 of this Agreement and the payments and benefits referred to in Paragraphs 3 and 4.3 hereof, that Employee acknowledges are legally sufficient to support enforceability by Corporation of the Restrictive Covenants against Employee, Employee agrees as follows:

5.1    During the term of this Agreement and after its termination or expiration for any reason, Employee will not, without Corporation’s prior written consent, use, divulge, disclose, furnish, or make accessible to any third person, company, or other entity any aspect of Confidential Information (other than as required in the ordinary discharge of Employee’s duties hereunder).

5.2    During the term of this Agreement and for a period of one year and six months after the date of the expiration or termination of this Agreement for any reason (the “Restrictive Period”), Employee shall not directly or indirectly:

(i)    employ, or solicit the employment of, any person who at any time during the twelve (12) calendar months immediately preceding the termination or expiration of this Agreement was employed by Corporation;

(ii)    provide or solicit the provision of products or services, similar to those provided by Corporation, to any person or entity who purchased or leased products or services from Corporation at any time during the twelve (12) calendar months immediately preceding the termination or expiration of this Agreement for any reason and for or with whom Employee had contact, responsibility or access to Confidential Information related to such person or entity; provided, however, the restrictions of this subsection (ii) shall be limited in scope to the “Territory” (as defined below) and to any office, store or other place of business in which, or in connection with which, Employee has had business contact with such persons or entities during the twelve (12) calendar months immediately preceding the termination or expiration of this Agreement for any reason;

(iii)    interfere or attempt to interfere with the terms or other aspects of the relationship between Corporation and any person or entity from whom Corporation has purchased equipment, supplies or inventory at any time during the twelve (12) calendar months immediately preceding the termination or expiration of this Agreement and for or with whom Employee had contact, responsibility or access to Confidential Information related to such person or entity;

(iv)    compete with Corporation, its successors and assigns by engaging, directly or indirectly, in the Business Corporation is engaged in on the date of the expiration or termination of this Agreement and as conducted or in a business substantially similar to the Business Corporation is engaged in on the date of the expiration or termination of this Agreement within the “Territory,” as hereinafter defined (“Restricted Business”); or

(v)    provide information to, solicit or sell for, organize or own any interest in (either directly or through any parent, affiliate, or subsidiary corporation, partnership, or other entity), or become employed or engaged by, or act as agent for any person, corporation, or other entity that is directly or indirectly engaged in a business in the “Territory”, as hereinafter defined, which is substantially similar to the Business as conducted by or competitive with Corporation’s Business; provided, however, that nothing herein shall preclude Employee from holding not more than one percent (1%) of the outstanding shares of any publicly held company which may be so engaged in a trade or business identical or similar to the Business of Corporation.

As used herein, the “Territory” means any state that Corporation did business within the last twelve (12) months of Employee’s employment and Employee had business contact with such persons or entities during the twelve (12) calendar months immediately preceding the termination or expiration of this Agreement for any reason.

5.3    In the event of a breach or threatened breach by Employee of any of the Restrictive Covenants contained in this Paragraph 5, Corporation, in addition to and not in derogation of any other remedies it may have, shall be entitled to any or all of the following remedies:

5.3.1    It is stipulated that a breach by Employee of the Restrictive Covenants would cause irreparable damage to Corporation; Corporation, in addition to any other rights or remedies which Corporation may have, shall be entitled to an injunction restraining Employee from violating or continuing any violation of such Restrictive Covenants; such right to obtain injunctive relief may be exercised, at the option of Corporation, concurrently with, prior to, after, or in lieu of, the exercise of any other rights or remedies which Corporation may have as a result of any such breach or threatened breach;

5.3.2    Employee agrees that upon breach of any of the Restrictive Covenants, Corporation shall be entitled to an accounting and repayment of all profits, royalties, compensation, and/or other benefits that Employee directly or indirectly has realized or may realize as a result of, or in connection with, any such breach.

5.3.3    Employee agrees that the Restrictive Period shall not include any period of time in which Employee is in violation of the Restrictive Covenants.

6.    Change of Control.  If there is a Change of Control, as defined herein, and if within six (6) months of such Change of Control (a) Employee’s base salary is reduced and (b) Employee’s job responsibilities (as in effect during Employee’s employment with Corporation in Jacksonville, Florida prior to the Change of Control) are diminished, Employee may terminate his employment with Corporation within thirty (30) days of such reduction in salary and diminution in job responsibilities.  In connection with such termination of employment, provided that Employee complies with the Restrictive Covenants contained herein, Employee shall be entitled to receive salary continuation payments at Employee’s base salary rate, in effect as of Employee’s termination of employment, less applicable tax withholding, payable in equal installments in accordance with Corporation’s usual payroll practices (but no less than monthly), over the following time period: (i) if the termination occurs during the initial term, for the remaining portion of such initial term, or for one (1) year after the date of termination of Employee’s employment, whichever is longer, or (ii) for any termination occurring after the initial term, for one (1) year after the date of termination of Employee’s employment.  Corporation will also pay Employee’s health, life, dental, short term disability, and long term disability insurance premiums during the same time period.  Corporation will also pay Employee for his accrued but unused paid time off and any bonuses earned by the date of Employee’s termination.  Except as provided below, such payments shall commence on the first payroll payment date coincident with or next following Employee’s termination of employment.

Notwithstanding anything in this Agreement to the contrary, the payments described in this Paragraph 6 shall not be paid or payable unless on or before the sixtieth (60th) day following Employee’s termination of employment, Employee has provided Corporation with an executed Release Agreement, which shall be provided by Corporation to Employee within ten (10) days of Employee’s termination of employment.  Any payments that become due and payable under this Paragraph 6 during this sixty (60) day period shall be paid in a single lump sum on the sixtieth (60th) day and all subsequent payments shall be paid in installments as described above.

For purposes of this Agreement, “Change of Control” shall mean the acquisition by any individual, entity or group (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”)) (a “Person”) of ownership of stock of Corporation that, together with stock held by such Person, constitutes more than 50% of the total fair market value or total voting power of the stock of Corporation.  However, if any Person is considered to own more than 50% of the total fair market value or total voting power of the stock of Corporation, the acquisition of additional stock by the same Person is not considered to cause a change in ownership of Corporation (or to cause a change in the effective control of Corporation).  An increase in the percentage of stock owned by any one Person as a result of a transaction in which Corporation acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this paragraph.  This paragraph applies only when there is a transfer of stock of Corporation (or issuance of stock of Corporation) and stock in Corporation remains outstanding after the transaction.

7.    Surrender of Books and Records.  Employee acknowledges that all files, records, lists, designs, specifications, formulas, books, products, and other materials owned and used by Corporation in connection with the conduct of its Business shall at all times remain the property of Corporation, and that upon termination or expiration of this Agreement or employment hereunder for any reason or upon demand by Corporation, Employee will surrender to Corporation all such materials.

8.           Waiver of Breach.  The waiver by either party of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

9.           Severability.  The provisions of this Agreement, particularly Paragraph 5, are hereby deemed by the parties to be severable, and the invalidity or unenforceability of any one or more of the provisions of this Agreement shall not affect the validity or enforceability of the other provisions hereof.

10.          Acknowledgment of Reasonableness.  Employee has carefully read and considered the provisions of this Agreement and expressly agrees that the provisions hereof, including without limitation the Restrictive Covenants, are fair and reasonable and reasonably required for Corporation’s protection of its legitimate business interests, including, without limitation, the confidential and proprietary information and trade secrets of Corporation, the substantial relationships between Corporation and its customers, officers, directors, employees, independent contractors, agents and other personnel, and the goodwill of Corporation.  In the event that any provision of Paragraph 5 relating to the Restrictive Period, the Territory and/or the scope of activity restricted shall be declared by a court of competent jurisdiction to exceed the maximum time period, geographical area and/or scope of activity restricted that such court deems reasonable and enforceable under applicable law, the time period, area of restriction and/or scope of activity restricted that is held reasonable and enforceable by the court shall thereafter be the Restrictive Period, Territory and/or scope of activity restricted under this Agreement.

11.           Addresses for Notices.  Any notice contemplated, required, or permitted under this Agreement shall be sufficient if in writing and shall be deemed given when delivered personally or mailed by registered or certified mail, return receipt requested, to the addresses listed below:

(a)	To Corporation:
Attn: Global Axcess Board of Directors Global Axcess Corp. 7800 Belfort Parkway, Suite 165 Jacksonville, FL 32256

(b)	To Employee:	Michael Loiacono
3532 Bay Island Circle Jacksonville Beach, FL 32250

or such subsequent address(es) as the respective parties may hereafter by written notice designate.

12.           Governing Law, Forum.  This Agreement shall in all respects be governed by and construed according to the laws of Florida. Any suit or other proceeding arising out of or relating to this Agreement shall be instituted and maintained in the state or federal courts sitting in Duval County, Florida, absent written consent of Corporation to the contrary.  Employee expressly waives any objections to such jurisdiction and venue and irrevocably consents and submits to the personal and subject matter jurisdiction of such courts in any such action or proceeding.

13.           Compliance with Code Section 409A.  It is intended that the terms of this Agreement, including any ambiguous terms, be interpreted in a manner consistent with Section 409A.  It is also intended that, for all purposes, “termination of employment” (or similar terms) as used herein shall mean “separation from service” (within the meaning provided by Treasury Regulation Section 1.409A-1(h)) in accordance with Treasury Regulation Section 1.409A-3(a)(1).  Any provision that would cause this Agreement, or any payment hereunder, to fail to satisfy Section 409A shall have no force or effect until amended to comply with Section 409A, which amendment may be retroactive to the extent permitted by Section 409A.  The direct payment or reimbursement of expenses permitted under this Agreement or otherwise shall be made no later than the last day of Employee’s taxable year following the taxable year in which such expense was incurred.  Notwithstanding anything herein to the contrary, in no event shall Corporation be liable to Employee for, or with respect to, any taxes, penalties, or interest which may be imposed upon you pursuant to Section 409A.

If it is determined that (a) Employee is a “specified employee,” as defined in Section 409A(a)(2)(B)(i) and the regulations and other guidance promulgated thereunder, and any elections made by Employee in accordance therewith, and (b) such payments constitute a distribution of deferred compensation (within the meaning of Treasury Regulation Section 1.409A-1(b)) upon separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)), after taking into account all available exemptions, then notwithstanding the timing of payment provided in any other Paragraph of this Agreement, no payment, distribution, or benefit under this Agreement that constitutes a distribution of deferred compensation and that would otherwise be payable during the six (6) month period after Employee’s termination of employment, will be made during such six (6) month period, and any such payment, distribution or benefit will instead be paid on the first business day after such six (6) month period.

14.           Successors, Heirs and Assigns.  The rights and obligations of Employee under this Agreement shall inure to the benefit of Corporation, its successors and assigns, and shall be binding upon Employee and his respective successors, heirs and permitted assigns.  Corporation shall have the right to assign, transfer, or convey this Agreement to its affiliated companies, successor entities, or assignees or transferees of substantially all of Corporation’s business activities.  This Agreement, being personal in nature to Employee, may not be assigned by Employee without Corporation’s prior written consent.

15.           Entire Agreement; Amendment.  Except as otherwise provided in this Paragraph, this Agreement contains the entire agreement of the parties hereto, and may not be changed or amended orally, but only by an agreement in writing expressly purporting to amend this Agreement signed by both parties hereto; provided, however, to the extent the Restrictive Covenants shall be determined to be unenforceable for any reason, then such Restrictive Covenants shall be deemed to be in addition to, and not in lieu of, any similar obligations or restrictions to which Employee may be subject under the terms of any prior agreement with Employer.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal, as is their intention, as of the day and year first above written.

GLOBAL AXCESS CORP

By:  George McQuain
Title: President & CEO

/s/ George McQuain
Signature

/s/ Michael J. Loiacono
Michael Loiacono’s Signature

Schedule 1

COMPENSATION
Salary & Benefits

1.	Employee shall receive a base salary at the rate of $170,000 per year, payable in accordance with Corporation’s regular payroll practices as such practices may exist from time to time.

2.	Employee shall be eligible to participate in Corporation’s benefit plans on such terms as may be established for Employee from time to time.